                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-96069

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 26, 2001)

                     [LOGO] INTERNET INFRASTRUCTURE HOLDRs

                       1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated January 26, 2001, which updated the original prospectus dated February 24, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS SM Trust.

   The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                             Primary
                                                     Share   Trading
                 Name of Company             Ticker Amounts   Market
      -------------------------------------  ------ ------- ----------
      Akamai Technologies Inc.               AKAM        3  Nasdaq NMS
      BEA Systems, Inc.                      BEAS       10  Nasdaq NMS
      BroadVision, Inc.                      BVSN        9  Nasdaq NMS
      Digital Island, Inc.                   ISLD        2  Nasdaq NMS
      E.piphany, Inc.                        EPNY      1.5  Nasdaq NMS
      Exodus Communications, Inc.            EXDS       12  Nasdaq NMS
      InfoSpace, Inc.                        INSP        8  Nasdaq NMS
      Inktomi Corporation                    INKT        4  Nasdaq NMS
      InterNAP Network Services Corporation  INAP        5  Nasdaq NMS
      Kana Communications, Inc.              KANA        2  Nasdaq NMS
      NaviSite, Inc.                         NAVI        2  Nasdaq NMS
      Openwave Systems Inc.                  OPWV    3.221  Nasdaq NMS
      Portal Software, Inc.                  PRSF        6  Nasdaq NMS
      RealNetworks, Inc.                     RNWK        6  Nasdaq NMS
      USinternetworking, Inc.                USIX        3  Nasdaq NMS
      VeriSign, Inc.                         VRSN     6.15  Nasdaq NMS
      Vignette Corporation                   VIGN        6  Nasdaq NMS
      Vitria Technology, Inc.                VITR        4  Nasdaq NMS

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 30, 2001.